UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2025

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2025, Adaptimmune Limited, a subsidiary of Adaptimmune Therapeutics plc (the “Company”), entered into a consulting agreement with CJH Financial Limited (the “Consulting Agreement”) providing for the engagement of Christopher Hill as the Company’s Chief Financial Officer (“CFO”) effective from September 10, 2025.

Under the terms of the Consulting Agreement, the services provided by Mr. Hill include responsibility for the Company’s accounting and finance functions and Mr. Hill will represent the Company’s accounting function internally and externally. His other key responsibilities will include liaison with the Company’s independent auditors in relation to the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K.

Mr. Hill is providing services to the Company as an independent contractor. The Consulting Agreement may be terminated by the Company or CJH Financial Limited upon 30 days’ prior written notice by either party in the event of a material breach by the other party that is curable. If such material breach is not curable, the non-breaching party may terminate the Consulting Agreement immediately upon written notice to the breaching party. Pursuant to the Consulting Agreement, CJH Financial Limited will receive payment on the basis of £2,200 (equivalent to approximately $2,968) per day as compensation for provision of Mr. Hill’s services as CFO verified by timesheets approved by the Company. Mr. Hill is not eligible to receive a bonus or for the award of share options. The foregoing summary of the Consulting Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Hill, age 45, has over 10 years experience of serving in chief financial officer and chief operating officer roles in public and private life science companies. Since September 2021, he has served as Chief Financial Officer and Chief Operating Officer (“COO”) of Istesso Limited, a private drug development company with pre-clinical to phase IIb assets developing new therapies in auto-immune and fibrotic diseases. He will step down from his CFO and COO roles with Istesso Limited on September 9, 2025. Previously, Mr. Hill served as part-time Chief Financial Officer of Ixaka Limited, a private cell therapy company, from April 2020 through September 2021 and as Finance Director of OxSonics Therapeutics Limited, a private clinical stage therapeutics company developing improved drug delivery solutions to solid tumour cancers, from March 2019 through September 2021. He also previously served as part-time Chief Financial Officer of Luke Hughes and Company Limited, a private furniture manufacturer, from March 2018 through June 2019 where he oversaw a corporate restructure. Mr. Hill served as Chief Financial Officer and a member of the Board of Directors of Oxford Pharmascience Group Plc, formerly a publicly listed drug development company on AIM focused on gastro-safe NSAIDs, from October 2013 through January 2018. Mr. Hill had responsibility for the financial, legal and HR functions within the group and for AIM and other regulatory reporting. During his tenure, the company underwent a demerger, and its operations were spun out into Abaco Capital (AIM: ABAA) and private company, Oxford Pharmascience Limited. His other prior roles include serving as Group Financial Controller at Ora Capital Partners Limited, previously an AIM-listed investment vehicle, from July 2010 through October 2013, and as Audit Senior at international audit, professional services and consulting firm, Grant Thornton UK LLP, from June 2005 to June 2010. He currently serves as a director of private companies, Connexion Therapeutics Group Limited and CJH Financial Limited. Mr. Hill is a chartered accountant and holds a B.A. degree in Economics and Public Policy from Leeds Metropolitan University.

There are no family relationships between Mr. Hill and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Hill that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Hill and any other persons pursuant to which he was selected as CFO.

*Compensation paid to Mr. Hill is denominated in pounds sterling. The amount for Mr. Hill above has been converted based on the pound sterling/U.S. dollar exchange rate of (£1/$1.34926).

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Consulting Agreement dated as of September 6, 2025 by and between Adaptimmune Limited and CJH Financial Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: September 8, 2025	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary